Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 536-2420

DAVITA INC. DECLARES THREE FOR TWO STOCK SPLIT

El Segundo, California, May 17, 2004 — DaVita Inc. (NYSE: DVA) announced today that its board of directors has declared a three-for-two split of its common stock in the form of a stock dividend. Stockholders of record on June 1, 2004 will receive one-half of one (½) share of the Company’s common stock for every share of common stock owned on the record date. The dividend shares will be distributed on June 15, 2004 and the Company’s common stock will trade on a post-split basis on June 16, 2004, the next trading day following the distribution date. Dividend shares will be aggregated and any fractional shares remaining will be paid in cash.

The board of directors made its decision to effect a stock split in the form of a dividend in order to increase the number of shares available for trading, which the board believes will lead to an increase in, and a broadening of, the ownership of the Company’s common stock. As of May 10, 2004, DVA had 66.4 million shares of common stock outstanding which will increase to approximately 99.6 million shares after the stock split has been effected.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 34 states, as well as Washington, D.C. As of March 31, 2003, DaVita operates or provides administrative services to 571 outpatient facilities serving 48,400 patients.